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                                                                   EXHIBIT 10.13



                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT, made this first day of January, 2001, by Select Media Communications, Inc. ("Company" or "Select"), a New York corporation and James
F. Mongiardo, an individual residing at 272 Oakland Street, Wellesley, Massachusetts, (hereinafter called "Executive").

                              W I T N E S S E T H:

         Company wishes to employ Executive, Executive wishes to enter into the employ of Company on the terms and conditions contained in this Agreement.

         WHEREAS, Company desires to employ Executive as its Chairman and Chief Executive Officer ("CEO") and Executive desires to be employed by the Company, upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the facts, mutual promises and covenants contained herein and intending to be legally bound hereby, Company and Executive agree as follows:

         1. Definitions. As used herein, the following terms shall have the meanings set forth below unless the context otherwise requires.

            (a) "Affiliate" shall mean a person or entity who (i) with respect to any entity, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such entity; or
(ii) with respect to Executive, is a parent, spouse or issue of Executive, including persons in an adopted or step relationship.

            (b) "Base Compensation" shall mean the annual rate of compensation set forth in Section 5(a), as such amount shall be adjusted as required by
Section 5(a).

            (c) "Board" shall mean the Board of Directors of Company.

            (d) "Business" shall mean the business conducted by Company as of the date of execution of this Agreement, including business activities in developmental stages, business activities which may be developed by Company, or any Subsidiary or corporate parent thereof or entity sharing a common corporate parent with the Company, during the period of Executive's employment by Company, and all other business activities which flow from a commercially reasonable expansion of any of the foregoing.

            (e) "Cause" shall include but not be limited to any one or more of the following:

                (i) Executive materially breaches or materially neglects the material duties that Executive is required to perform under the terms of this Agreement, including if Executive performs his duties in an incompetent manner;

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                (ii) Executive is reasonably believed, by the majority of the
Board of Directors of the Company, to have committed a felony or a crime involving moral turpitude or has entered a plea of nolo contendere (or similar plea) to a charge of such an offense if the majority of the Company's Board of Directors believes the commission has a material or significant impact on the Company;

                (iii) Executive is reasonably believed by the majority of the Board of Directors of the Company to have used alcohol or any unlawful controlled substance while performing his duties under this Agreement if such use interferes with the performance of Executive's material duties under this Agreement;

                (iv) Executive commits any act of fraud or personal dishonesty which the Company reasonably believes could damage or has damaged the Company or misappropriation relating to or involving Company;

                (v) Executive intentionally or negligently engages in the unauthorized disclosure of material Confidential Information; and

                (vi) With regard to 1(e)(i), Company will give Executive written notice of the breach or neglect (hereinafter collectively, "Problematic Conduct"). In addition, Executive will be given 30 days to attempt to cure the Problematic Conduct, but the successful result of Executive's attempt to cure will be determined by Company, in Company's reasonable discretion.

            (f) "Commencement Date" shall have the meaning specified in Section 4 hereof.

            (g) "Confidential Information" shall have the meaning specified in
Section 14(a) hereof.

            (h) "Disability " shall mean Executive's inability, for a period of twelve (12) consecutive weeks, or a cumulative period of 120 business days (i.e., Mondays through Fridays, exclusive of days on which Company is generally closed for a holiday) out of a consecutive period of twelve (12) months, to perform the essential duties of Executive's position, with any reasonable accommodation required by law, due to a mental or physical impairment which substantially limits one or more major life activities.

            (i) "Restricted Area" shall have the meaning specified in Section 14(a) hereof.

            (j) "Restricted Period" and "Extended Restricted Period" shall have the meaning specified in Section 14(a) and 14(b) respectively.

            (k) "Subsidiary" shall mean any company in which Company owns directly or indirectly 50% or more of the Voting Stock or 50% or more of the equity; or any other venture in which it owns either 50% or more of the voting rights or 50% or more of the equity.

            (l) "Term of Employment" shall mean the period specified in Section 4 hereof as the same may be terminated in accordance with this Agreement.


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            (m) "Voting Stock" shall mean capital stock for any class or classes having general voting power under ordinary circumstances in the absence of contingencies, to elect the Directors of the Company.

         2. Employment. Company hereby employs Executive as Chief Executive Officer and Chairman of the Board of Directors and Executive hereby accepts employment by Company for the period and upon the terms and conditions specified in this Agreement.

         3. Office and Duties.

            (a) Executive shall be employed as Chief Executive Officer and Chairman of the Board of Directors. In such capacity, Executive shall render such services as are necessary and desirable to protect and advance the best interests of Company, acting, in all instances, under the supervision of and in accordance with the policies set by the Board.

            (b) Executive during the term of this Agreement, unless prevented by ill health, shall devote at least 60% of his working time, energy, skill and commercially reasonable efforts to the performance of Executive's duties hereunder in a manner which will faithfully and diligently further the business and interests of the Company. The Company recognizes that the Executive also is and may continue to serve as President and Managing Director of the Homewood Capital Group, LLC ("HCG") and also may continue to represent the HCG and its predecessor business LBC Capital with other companies and business activities.

         4. Term. Executive shall be employed by Company for an initial term of employment (the "Initial Term"), commencing January 1, 2001 (the "Commencement Date"), and ending on December 31, 2003, unless sooner terminated as hereinafter provided. Unless either party elects to terminate this Agreement at the end of the Initial Term by giving the other party written notice of such election at least one hundred and twenty (120) days before the expiration of the Initial Term, the term of employment shall be deemed to have been extended for an additional term of one (1) year (the "Additional Term") commencing on the day after the expiration of the Initial Term. At any time during the Additional Term, either party may terminate this Agreement by giving the other party written notice of such election at least one hundred and twenty (120) days prior to such termination.

         5. Compensation and Bonus.

            (a) Base Compensation. For all of the services rendered by Executive to Company, Executive shall receive Base Compensation at the gross annual rate of two hundred and fifty thousand dollars ($250,000) payable in installments in accordance with Company's regular payroll practices in effect from time to time. The Base Compensation will be increased at the end of each contract year (twelve
(12) month time period beginning on the date of execution of this Agreement) by 10%, if Executive is actively employed by the Company at the end of the contract year.

            (b) Bonus. Executive shall be entitled to an annual bonus pursuant to terms, conditions and eligibility requirements of the plan, if any, adopted by the Board of Directors, in the Board's sole discretion.

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            (c) Stock Option Awards. The Executive shall be eligible for stock options pursuant to and in accordance with the terms, conditions, restrictions and eligibility requirements of a stock option plan, if any, adopted by the Board of Directors.

            (d) Travel and Housing. The Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred for travel and housing as a result of commuting from Wellesley, Massachusetts where Executive's principle residence is located and New York, New York, where the Company's principal office is located. Reimbursement shall be made on a monthly basis.

         6. Fringe Benefits. As an additional inducement to Executive to commence employment hereunder, and in consideration of Executive's covenants under this Agreement, Executive shall be entitled to the benefits set forth below (the "Fringe Benefits") during the Term of Employment:

            (a) Executive shall be eligible to participate in any health, life, accident or disability insurance or other benefit plans or programs made available to other similarly situated Executives of Company as long as the plans and programs are kept in force by Company and provided that Executive meets the eligibility requirements and other terms, conditions and restrictions of the respective plans and programs.

            (b) Executive shall be entitled to four (4) weeks paid vacation during each year, as well as the usual Company holidays and sick time days, subject to Company's generally applicable policies relating to paid time off. Unused time will not be paid upon separation but, up to a maximum of ten days of paid time off (holiday, sick and vacation time) can be carried over to the next contract year.

            (c) Company will reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with the performance of Executive's duties hereunder upon receipt of documentation therefor in accordance with Company's regular reimbursement procedures and practices in effect from time to time.

            (d) Executive shall be entitled to an automobile allowance of one thousand dollars ($1,000) per month. This allowance covers all related costs and expenses including but not limited to gasoline, insurance and maintenance.

            (e) The Company agrees to allow Executive to maintain one seat on the Board of the Company throughout Executive's active employment with the Company.

         7. Stock. Upon signing of this Agreement, the Company shall issue to the Executive a seven year warrant to purchase two million (2,000,000) common shares of the Company's stock at one dollar ($1.00) per share. The warrant shall be exercised pursuant to a cashless exercise provision and contain standard provisions as to anti-dilution, transferability, etc.

         8. Disability. If Executive suffers a Disability, Company may terminate Executive's employment relationship with Company at any time thereafter by giving Executive ten (10) days written notice of termination. Thereafter, Company shall have no obligation to Executive for Base Compensation, Bonus, Fringe Benefits or any other form of compensation or benefit to Executive,

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except as otherwise required by law or by benefit plans provided at Company expense, other than (a) amounts of Base Compensation accrued through the date of termination, (b) a prorated portion of the Bonus, if any, and (c) reimbursement of appropriately documented expenses incurred by Executive before the termination of employment, to the extent that Executive would have been entitled to such reimbursement but for the termination of employment. Any compensation Executive receives from any Company sponsored or Company paid for insurance, benefit plan or policy under which the Executive was covered at the time of his inability, due to his disability, including but not limited to workers' compensation payments and payments from a Company disability plan will be deducted from the Company's prorated Bonus payment, if any, to Executive.

         9. Death. If Executive dies during the Term of Employment, the Term of Employment and Executive's employment with Company shall terminate as of the date of Executive's death. Company shall have no obligation to Executive or Executive's estate for Base Compensation, Bonus, Fringe Benefits or any other form of compensation or benefit, except as otherwise required by law or by benefit plans provided at Company expense, other than (a) amounts of Base Compensation that have accrued through the date of Executive's death, (b) a prorated portion of the Bonus (if any) and (c) reimbursement of appropriately documented expenses incurred by Executive before the termination of employment, to the extent that Executive would have been entitled to such reimbursement but for the termination of employment.

         10. Termination for Cause.

            (a) Company may terminate Executive's employment relationship with Company at any time for Cause. Upon termination of Executive under this Section 10, Company shall have no obligation to Executive for Base Compensation, Bonus, Fringe Benefits, or any other form of compensation or benefits other than (a) amounts of Base Compensation accrued through the date of termination, and (b) reimbursement of appropriately documented expenses incurred by Executive before the termination of employment, to the extent that Executive would have been entitled to such reimbursement but for the termination of employment.

            (b) Any and all disputes regarding whether an Executive's discharge is with or without Cause, as defined by this Agreement, will be resolved by arbitration to be held in New York, New York, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect.

            (c) Executive will be bound by the confidentiality, noncompetition and trade secret provisions stated in Sections 13 and 14 below.

         11. Termination without Cause.

            (a) Company may terminate Executive's employment relationship with Company at any time without Cause. Notwithstanding termination of Executive under this Section 11, Company shall continue to pay Executive's Base Compensation, as such amounts would have accrued through the three year Initial Term of the Agreement and any Additional Term so long as Executive (i) executes and does not revoke a Separation Agreement and General Release, (ii) the

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termination is without Cause and (iii) Executive complies with Section 14 of this Agreement which deals with confidentiality, non-competition and trade secrets and which extends the twelve (12) month non-competition provision to the period of time Company pays Executive his Base Compensation following Executive's actual termination date. However, the maximum time of the non-compete is twenty four (24) months from separation and the minimum is twelve
(12) months. The Base Compensation, if payable, will be paid out in installments in accordance with the Company's regular payroll practices. Executive also will be paid a prorated portion of his Bonus, if any, for the portion of the last year he worked.

            (b) Executive may terminate his employment with Company for any or no reason, upon ninety (90) days written notice. If such notice is provided by Executive, Company, in its sole discretion, may waive the notice period or any portion thereof, without pay (Base Compensation, Bonuses, etc.) or Fringe Benefits to Executive for the remaining notice period. The Company shall then consider the Executive's employment terminated on the date on which Executive last receives Base Compensation as an Executive. Upon termination by Executive of his employment under the provisions of this Subsection 11(b), the Company shall have no obligation to Executive for Base Compensation, Bonus, Fringe Benefits or any other form of compensation or benefits other than (a) amounts of Base Compensation accrued through the date of his termination, and (b) reimbursement of appropriately documented expenses incurred by Executive before the termination of employment, to the extent that Executive would have been entitled to such reimbursement but for his termination of his employment.

            (c) Termination of Executive's employment pursuant to Sections 8 through 11 shall release the Company of all its liabilities and obligations under this Agreement, except as expressly provided in Sections 8 through 11 and except for federal and state law requirements. Termination of Executive's employment pursuant to this Section shall not, however, release Executive from Executive's obligations and restrictions as stated in Sections 13 and 14 of this Agreement.

            (d) Executive shall not be entitled to any payment or benefit under any Company severance plan, practice or policy, if any, in effect at or after the time of Executive's termination, pursuant to Sections 8 through 11, since this Agreement supersedes all such plans, practices and policies.

            (e) Executive will not be required to offset or mitigate compensation lost due to the termination of his employment by Company without Cause.

         12. Indemnification.

            (a) The Company agrees that if Executive is or becomes a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether brought by or in the right of the Company or otherwise ("Proceeding"), by reason of the fact that (whether before or after the Effective Date) he is or was a director, officer, or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including (without limitation) service with respect to employee benefit plans, so long as the basis of such Proceeding is Executive's

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alleged action in an official capacity while serving as a director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company or, if greater, by laws of the State of New York or any other applicable state or organization or formation, against all cost, expense, liability or loss (including, without limitation, attorneys' fees, judgments, costs of appearance, fines, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of Executive's heirs, executors and administrators. In this
Section 12, (i) each reference to "the Company" (other than for the purpose of any notice) shall include, without limitation, all entities that are subsidiaries and affiliates of the Company, and (ii) all obligations of the Company shall be joint and several as to entities included in such definition of "the Company". Executive agrees to repay any and all monies paid by Company under this provision if it shall ultimately be determined by Company that Executive is not entitled to be indemnified against such costs and expenses.

            (b) Neither the failure of the Company (including, without limitation, its board of directors, independent legal counsel or stockholders) to have made any determination that indemnification of Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including, without limitation, its board of directors, independent legal counsel or stockholders) that Executive has not met such applicable standard of conduct, shall create a presumption that Executive has not met the applicable standard of conduct or shall be a defense to any action or proceeding to enforce the Company's indemnification or expense-defense to any action or proceeding to enforce the Company's indemnification or expense-advancement obligations. The Company shall have the burden of proof in establishing that Executive has not met the applicable standard of conduct. Where Executive is entitled to indemnification under this Section 12 for a portion of the indemnifiable liabilities described in Section 12(a), but not for the total amount of liabilities of that kind, the Company shall nevertheless indemnify Executive for such portion of the indemnifiable liabilities to which Executive is entitled.

            (c) Executive's rights provided in this Section 12 shall not be exclusive of any other rights of indemnification or advancement of expenses (or any similar rights) that Executive may have against the Company or under any liability insurance covering Executive.

            (d) The Company agrees to continue and maintain one or more directors' and officers' liability insurance policies that cover Executive (with reputable and financially sound insurers) at a level that is commercially reasonable (in light of the Company's business and the risks of litigation or claims), and otherwise to the fullest extent the Company provides such coverage for any of its other executive officers.

            (e) Without limiting the generality of Section 12 hereof, the right of indemnity in favor of Executive in this Section 12 shall continue and survive any expiration or termination of this Agreement or Executive's ceasing to be a director, officer or employee of the Company.


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         13. Company Property. All sales, accounting, pricing, marketing, manufacturers' and other materials or articles or information, including without limitation data processing reports, computer programs, software, customer information and records, business records, price lists or information, samples, or any other materials or data of any kind furnished to Executive by Company or developed by Executive on behalf of Company or at Company's direction or for Company's use or otherwise in connection with Executive's employment hereunder, are and shall remain the sole property of Company, including in each case all copies thereof in any medium, including computer tapes and other forms of information storage. If Company requests the return of such materials at any time during or at or after the termination of Executive's employment, Executive shall deliver all copies of the same to Company immediately.

         14. Noncompetition, Trade Secrets, Etc. Executive hereby acknowledges that, during and solely as a result of his employment by Company, Executive will have access to confidential information and business and professional contacts. In consideration of such special and unique opportunities afforded by Company to Executive as a result of Executive's employment and the other benefits referred to within this Agreement;

            (a) Executive agrees that if Executive terminates his own employment or if Executive's employment is terminated by the Company for Cause, from the date hereof until twelve (12) months following the termination of Executive's employment with Company ("Restricted Period") Executive shall not, for his own benefit or the benefit of any third party; (i) directly or indirectly engage in (as a principal, shareholder, partner, director, officer, agent, Executive, consultant or otherwise) or be financially interested in any business operating within the United States (the "Restricted Area"), which is the same as, similar to or in competition with the Business, or with any business activities being definitely planned by Company at the time of the termination of Executive's employment (provided however nothing contained in this Section 14 shall prevent Executive from holding for investment less than five percent (5%) of any class of equity securities of a company whose securities are publicly traded on a national securities exchange or in a national market system) or (ii) directly or indirectly, induce or attempt to influence any employee, customer, client, independent contractor or supplier of Company to terminate employment or any other relationship with Company.

            (b) Executive agrees that if Executive is terminated by Company without Cause and executes a General Release, Executive will be bound by the non-competition provision in 14(a) for the greater of twelve (12) months from Executive's termination date or the remaining time under the Initial Term of this Agreement during which Executive is being paid by the Company ("Extended Restricted Period"). However, in no event will Executive be bound by Section 14
(a) above for more than twenty four (24) months from Executive's termination date, or less than twelve (12) months from Executive's terminate date.

            (c) Executive agrees that from the date hereof and forever, regardless of the cause or lack of cause of his separation of employment from the Company:

                (i) Executive shall not use for Executive's personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than Company, any "Confidential Information" which term shall mean any information regarding the business methods, business policies, policies, procedures, techniques, research

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

or development projects or results, historical or projected financial information, budgets, trade secrets, or other knowledge or processes of or developed by Company or any names and addresses of customers or clients or any data on or relating to past, present or prospective Company customers or clients or any other confidential information relating to or dealing with the business operations or activities of Company, made known to Executive or learned or acquired by Executive while in the employ of Company. Confidential Information shall not include information otherwise lawfully known generally by or readily accessible to the trade or the general public. All memoranda, notes, lists, records, files, documents and other papers and other like items (and all copies, extracts and summaries thereof) made or compiled by Executive or made available to Executive concerning the business of Company shall be Company's property and shall be delivered to Company promptly upon the termination of Executive's employment with Company or at any other time on request. The foregoing provisions of this Subsection (c) shall apply during and after the period when Executive is an Executive of Company and shall be in addition to (and not a limitation of) any legally applicable protections of Company's interest in confidential information, trade secrets and the like. At the termination of Executive's employment with Company, Executive shall return to Company all copies in his possession of the Company's Confidential Information in any medium, including computer tapes and other forms of data storage.

                (ii) Any and all writings, inventions, improvements, processes, procedures and/or techniques which Executive may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time when Executive is an Executive of Company, whether or not during working hours and whether or not at the request or upon the suggestion of Company, which relate to or are useful in connection with the Business or with any business now or hereafter carried on by Company during the Executive's employment, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of Company. Executive shall make full disclosure to Company of all such writings, inventions, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest the absolute title thereto in Company.

            (d) Executive acknowledges that the restrictions contained in the foregoing Subsections (a), (b), and (c), in view of the nature of the business in which Company is engaged, are reasonable and necessary in order to protect the legitimate interests of Company, that their enforcement will not impose a hardship on Executive or significantly impair Executive's ability to earn a livelihood, and that any violation thereof would result in irreparable injuries to Company. Executive therefore acknowledges that, in the event of Executive's violation of any of these restrictions, Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Company may be entitled.

            (e) If the Restricted Period or the Restricted Area specified in
Section 14(a) or the Extended Restricted Period in Section 14(b) above should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such amount or the area shall be reduced by the elimination of such portion or both such reductions shall be made so that such restrictions may be enforced for such time and in such area as is adjudged to be reasonable. If Executive violates any of the restrictions contained in the foregoing Subsection
(a), (b) or (c), the relevant Restricted Period or Extended Restricted Period,

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respectively, shall be extended by a period equal to the length of time from the commencement of any such violation until such time as such violation shall be cured by Executive to the commercially reasonable satisfaction of Company. The Company shall have the right and remedy to require Executive to account for and pay over to either Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any transactions constituting a breach of this Section 14, and Executive shall account for and pay over such amounts upon request therefor. Executive hereby expressly consents to the jurisdiction of any court within New York to enforce the provisions of this Section 14, and agrees to accept service of process by mail relating to any such proceeding. The Company may supply a copy of Section
14 of this Agreement to any future or prospective employer of Executive or to any person to whom Executive has supplied information if the Company determines in good faith that there is a reasonable likelihood that Executive has violated or will violate such Section.

         15. Prior Agreements. Executive represents to the Company that there are no restrictions, agreements or understandings, oral or written, to which Executive is a party or by which Executive is bound that prevent or make unlawful Executive's execution or performance of this Agreement. This Agreement supercedes the Employment Agreement and New Employment Agreement dated February 1, 2000 which employed Executive as Vice Chairman of the Company, provided that the Company shall not be relieved of any of its obligations through December 31, 2000.

         16. Miscellaneous.

            (a) Indulgences, Etc. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

            (b) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of New York.

            (c) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when personally delivered, on the day specified for delivery when deposited with a recognized national or regional courier service for delivery to the intended addressee or two (2) days following the day when deposited in the United States mails, first class postage prepaid, addressed as set forth below:


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                    (i)      If to Executive:

                             James F. Mongiardo
                             272 Oakland Street
                             Wellesley, Massachusetts  02481

                    (ii)     If to Select Media Communications, Inc:

                             Select Media Communications, Inc.
                             475 Park Avenue South, 10th Floor
                             New York, New York  10016
                             Attention: Chief Financial Officer

                    with a copy to:

                             Wolf, Block, Schorr & Solis-Cohen LLP
                             1650 Arch Street
                             Philadelphia, PA  19103
                             Attention: Lawrence R. Lesser, Esquire

         In addition, notice by mail shall be by air mail if posted outside of the continental United States. Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section for the giving of notice.

            (d) Binding Nature of Agreement. This Agreement shall be binding upon Company and shall inure to the benefit of Company, its present and future Subsidiaries, Affiliates, successors and assigns including any transferee of the business operation, as a going concern, in which Executive is employed and shall be binding upon Executive, Executive's heirs and personal representatives. None of the rights or obligations of Executive hereunder may be assigned or delegated, except that in the event of Executive's death or Disability, any rights of Executive hereunder shall be transferred to Executive's estate or personal representative, as the case may be. Company may assign its rights and obligations under this Agreement in whole or in part to any one or more Affiliates or successors, but no such assignment shall relieve Company of its obligations to Executive if any such assignee fails to perform such obligations.

            (e) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

            (f) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.


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            (g) Entire Agreement. This Agreement contains the entire
understanding among the parties hereto with respect to the employment of Executive by Company and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing. Notwithstanding the foregoing, nothing herein shall limit the application of any generally applicable policy, practice, plan or the terms of any manual or handbook applicable to the executives generally of Company, if provided to Executive prior to being applicable, except to the extent the foregoing directly conflict with this Agreement, in which case the terms of this Agreement shall prevail.

            (h) Section Headings. The Section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

            (i) Number of Days. Except as otherwise provided herein, in computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

            (j) Gender, Etc. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

            (k) Survival. All provisions of this agreement which by their terms survive the termination of Executive's employment with Company including without limitation the covenants of Executive set forth in Sections 13 and 14 and the obligations of Company to make any post-termination payments under this Agreement, shall survive termination of Executive's employment by Company and shall remain in full force and effect thereafter in accordance with their terms.

         IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement on this ___ day of May, 2001.


                                     SELECT MEDIA COMMUNICATIONS, INC.:

/s/ James F. Mongiardo               By: /s/ Chester R. Simmons
-----------------------                  -----------------------------------
JAMES F. MONGIARDO                       Name:  Chester R. Simmons
                                         Title: Director
                                                ----------------------------